EXHIBIT 99.1

WEB.COM FILES TO RESCIND WEBSOURCE MEDIA ACQUISTION

ATLANTA, GA, June 21, 2006 – Web.com, Inc. (NASDAQ: WWWW) announced today that the company has filed to rescind its recent acquisition of WebSource Media, which was announced approximately a month ago. Among other matters, Web.com recently learned that the Federal Trade Commission (the “FTC”) filed a sealed action in the United States District Court for the Southern District of Texas against WebSource Media, L.L.C. and its members that alleges unfair and deceptive acts and business practices prior to the acquisition.

Web.com was not named as a defendant in the FTC action and had no prior knowledge of any investigation or alleged unfair and deceptive practices at WebSource Media. The FTC’s sealed case uncovered material facts previously undisclosed by WebSource Media to Web.com, which Web.com believes constitute material breaches of the agreement pursuant to which the company acquired WebSource Media. The court has appointed a temporary receiver for WebSource Media and Web.com has been appointed to manage the business operations of WebSource Media as an agent of the receiver.

Web.com structured the WebSource Media acquisition as an earn-out in which the owners of WebSource Media would earn payments based on reaching revenue and profitability goals. The majority of these payments were scheduled to occur only if the aforementioned goals were achieved over a three-year period. Web.com has incurred approximately $3.5 – $4.0 million of expenses related to this acquisition which include debt payments, liabilities, operating costs, initial earn-out and closing costs. The company expects to record a charge of that amount during the second quarter of 2006. Web.com will use all appropriate legal means to recoup these funds and recover damages.

Forward-looking Statements

Except for the historical information contained in this press release, statements in this press release may be considered forward-looking statements. These forward-looking statements include, but are not limited to, Web.com’s intent to rescind its acquisition of WebSource Media and pursue other legal remedies, and the earnings charge Web.com expects to incur. Investors should not place undue reliance on these forward-looking statements, which are based on Web.com’s current expectations, beliefs and assumptions. These forward-looking statements speak only as of the date hereof and are based upon the information available to Web.com at this time. Such information is subject to change, and Web.com will not necessarily inform you of such change. These statements are not guarantees of future actions or results and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, Web.com’s actual actions and results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Factors which could affect these forward-looking statements include, but are not limited to, whether the remedy of rescission is available to Web.com and whether it will be successful in pursuing this and other remedies against the former owners of WebSource Media.